Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Petrohawk Energy Corporation for the registration of 5,922,477 shares of its common stock and to the incorporation by reference therein of our report dated March 19, 2004, with respect to the consolidated financial statements of Beta Oil & Gas, Inc. for the year ended December 31, 2003 included in the Annual Report (Form 10-K) of Petrohawk Energy Corporation (formerly Beta Oil & Gas, Inc.) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

July 14, 2006